Exhibit 5 to Form S-3



                                   November 20, 1995



Eastman Kodak Company
343 State Street
Rochester, New York  14650

Gentlemen:

          I am Senior Vice President and General Counsel of
Eastman Kodak Company, a New Jersey corporation ("Kodak").

          With respect to the Registration Statement on Form S-3 (the "Registration Statement") filed today by Kodak with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to shares of Common Stock, par value $2.50 per share (the "Common Stock") of Kodak that may be offered for sale from time to time by and for the account of the Kodak Retirement Income Plan (the "Retirement Income Plan"), I have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below.

          Based on the foregoing, I am of the opinion that the shares of Common Stock proposed to be offered for sale from time to time by the Retirement Income Plan have been duly authorized and issued and are fully paid and nonassessable under the laws of the State of New Jersey.

          I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under the caption Legal Opinions in the Prospectus.

                              Very truly yours,

                              /s/ Gary Van Graafeiland
                              -------------------------------
                              GARY P. VAN GRAAFEILAND
                              Senior Vice President and
                              General Counsel